Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (this “Amendment”) is entered into as of October 12, 2023 (the “Amendment Effective Date”), by and among ConnectM Technology Solutions, Inc., a Delaware corporation (the “Company”), Monterey Capital Acquisition Corporation, a Delaware corporation (“Parent”), and Chronos Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”, and together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated December 31, 2022 (the “Agreement”);

WHEREAS, the Parent Board has determined it to be in the best interests of Parent and its stockholders to, subject to receipt of the requisite approval by the Parent Stockholders, (i) amend the Parent Certificate of Incorporation as set forth in a Certificate of Amendment to the Parent Certificate of Incorporation in substantially the form attached hereto as Exhibit A (the “Charter Amendment”) and (ii)  amend the Parent Trust Agreement as set forth in an Amendment to the Parent Trust Agreement in substantially the form attached hereto as Exhibit B (the “Trust Agreement Amendment”), in each case, to permit the extension of the date by which Parent may complete an initial Business Combination (as defined in the Parent Certificate of Incorporation) in accordance with the terms and conditions set forth therein;

WHEREAS, the Parties desire to amend the Agreement as more specifically set forth herein; and

WHEREAS, Section 11.1 of the Agreement provides that the Agreement may only be amended by a written instrument executed by Parent, Merger Sub and the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

1.            Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

2.            Consent and Waiver. Company hereby (i) consents to Parent (a) seeking the requisite approval from the Parent Stockholders to amend the Parent Certificate of Incorporation as set forth in the Charter Amendment and adopting the Charter Amendment if so approved and (b) seeking the requisite approval from the Parent Stockholders to amend the Parent Trust Agreement as set forth in the Trust Agreement Amendment and entering into the Trust Agreement Amendment if so approved, and (ii) waives any condition to the obligations of the Company to consummate the transactions contemplated by the Agreement and any actual or potential breach of any representation, warranty, or covenant set forth in the Agreement or any Transaction Document or any certificate or instrument delivered in connection therewith, if any, in each case solely as it relates to the matters consented to in clause (i) of this Section 2.

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3.            Amendments.

(a)  Section 9.2(a). Section 9.2(a) of the Agreement is hereby amended by deleting “November 13, 2023” and inserting in its place “May 13, 2024”.

(b)  Section 5.10. The Agreement is hereby amended to add the following as Section 5.10:

“Section 5.10                Additional Extensions. Subject to the Parent having obtained the requisite approval from the Parent Stockholders to adopt the Charter Amendment and enter into the Trust Agreement Amendment (collectively, the “Additional Extension Approval”) and the Company’s compliance with the immediately following sentence, Parent shall extend the period of time to consummate an initial Business Combination (as defined in Article II of the Parent Certificate of Incorporation) in accordance with Section 9.2(d) of the Parent Certificate of Incorporation (for the avoidance of doubt, as amended by the Charter Amendment), for up to 6 (six) periods of one (1) month each (each, a “Monthly Extension”), to the extent necessary to consummate the Closing at any time prior to the Outside Date, as it may be amended from time to time. At any time on or after the Additional Extension Approval, within three (3) Business Days of receipt of a written request from Parent (which Parent may request for each Monthly Extension), the Company shall transfer to Parent or the Parent Trust Account funds necessary to effect such Monthly Extension in accordance with the Parent Certificate of Incorporation (for the avoidance of doubt, as amended by the Charter Amendment) in the amount so requested, but not to exceed $414,000 for each Monthly Extension (which represents $0.045 per share for 9,200,000 shares of Parent Class A Common Stock) or $2,484,000 in the aggregate for all six (6) Monthly Extensions (each, a “ Monthly Extension Amount”). Notwithstanding anything herein to the contrary, in no event shall Parent, Sponsor or any of their respective Affiliates or Representatives be required at any time to repay any Monthly Extension Amount to the Company or any of its Affiliates; provided, however, that if at the time of the valid termination of this Agreement in accordance with ARTICLE IX, (a) all of the conditions to Closing set forth in ARTICLE VIII are satisfied or waived by the applicable party hereto (other than those conditions that by their nature are to be satisfied at the Closing, but such conditions would reasonably be expected to be satisfied if the Closing were to occur on the date of such termination) and (b) the reason that the Closing has not occurred is that Parent has breached its obligations hereunder to consummate the Closing in accordance herewith, Parent shall be required to repay, within one (1) Business Day after the date of such termination), that portion of any Monthly Extension Amount that has actually been paid by the Company to Parent.”

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4.            Effect on Agreement. Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the Agreement shall remain in full force and effect in accordance with its original terms. Any reference to the Agreement in the Agreement, any Transaction Document or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Agreement, as amended by this Amendment (or as the Agreement may be further amended or modified after the date hereof in accordance with the terms thereof).

5.            Miscellaneous. All relevant provisions of Article XI (Miscellaneous) of the Agreement shall apply to this Amendment to the same extent as if set forth herein, mutatis mutandis

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

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IN WITNESS WHEREOF, this Amendment of Agreement and Plan of Merger has been duly executed and delivered by the Parties, effective as of the Amendment Effective Date.

COMPANY:

CONNECTM TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Bhaskar Panigrahi
Name: Bhaskar Panigrahi
Title: Chairman and CEO

Signature Page to
Amendment to Agreement and Plan of Merger

IN WITNESS WHEREOF, this Amendment of Agreement and Plan of Merger has been duly executed and delivered by the Parties, effective as of the Amendment Effective Date.

PARENT:

MONTEREY CAPITAL ACQUISITION CORPORATION

By:	/s/ Bala Padmakumar
Name: Bala Padmakumar
Title: Chairman and CEO

MERGER SUB:

CHRONOS MERGER SUB, INC.

By:	/s/ Bala Padmakumar
Name: Bala Padmakumar
Title: President

Signature Page to
Amendment to Agreement and Plan of Merger

Exhibit A

Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Monterey Capital Acquisition Corporation

[See Attached]

FORM OF CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MONTEREY CAPITAL ACQUISITION CORPORATION

Monterey Capital Acquisition Corporation, a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.            The name of the corporation is Monterey Capital Acquisition Corporation. The corporation was originally incorporated pursuant to the DGCL on September 23, 2021, under the name of Monterey Capital Acquisition Corporation.

2.            The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 23, 2021, and the date of filing the corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was May 10, 2022.

3.            The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the corporation (as amended and restated prior to the date hereof), declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that Section 9.1(b) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 22, 2022, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of a Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete a Business Combination on or before the Termination Date (as defined below), subject to applicable law and (iii) the redemption of Offering Shares properly tendered in connection with a stockholder vote to approve an amendment to this Amended and Restated Certificate (A) that would modify the substance or timing of the Corporation’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Offering Shares if the Corporation has not completed a Business Combination on or before the Termination Date or (B) with respect to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the common stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Monterrey Acquisition Sponsor, LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

RESOLVED, that Section 9.2(a) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed, out of the funds legally available therefor, upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Section 9.2(b) and Section 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”).”

RESOLVED, that Section 9.2(d) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“In the event that the Corporation has not completed an initial Business Combination by November 13, 2023, the Board may extend the period of time to consummate an initial Business Combination by    additional one month periods, up to    , 2024 (the latest such date being referred to as the “Termination Date”); provided that, in each case, the Corporation (or its affiliates or designees), after providing five business days advance notice prior to the date that the period of time would otherwise expire, has deposited into the Trust Account the lesser of (a) $   and (b) $   (the “Extension Payment”) for each then-outstanding share of the Corporation’s Class A Common Stock. The gross proceeds from such Extension Payments will be added to the proceeds from the Offering held in the Trust Account and shall be used to fund the redemption of the Offering Shares in accordance with this clause (d).

In the event that the Corporation has not consummated an initial Business Combination by or before the Termination Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

RESOLVED, that Section 9.2(e) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

RESOLVED, that Section 9.2(f) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“Reserved.”

RESOLVED, that Section 9.7 of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation does not complete an initial Business Combination on or before the Termination Date, or (ii) with respect to any other provisions of this Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.”

4.            That thereafter, said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by written consent of stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the DGCL.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this     day of    , 2023.

Bala Padmakumar
Chief Executive Officer

Exhibit B

Form of Amendment to the Investment Management Trust Agreement

[See Attached]

FORM OF AMENDMENT TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of ___________, 2023, to the Investment Management Trust Agreement (as defined below) is made by and between Monterey Capital Acquisition Corporation (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of May 10, 2022 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at a Special Meeting of stockholders of the Company held on November 6, 2023, the Company stockholders approved a proposal to amend (the “Extension Amendment”) the Company’s Amended and Restated Certificate of Incorporation to provide the Company’s Board of Directors with the right to extend the date by which the Company has to consummate a business combination up to an additional six (6) times for one (1) month each time, from November 13, 2023 to May 13, 2024; and

WHEREAS, on the date hereof, the Company is filing the Extension Amendment with the Secretary of State of the State of Delaware.

NOW THEREFORE, IT IS AGREED:

The Trust Agreement is hereby amended as follows:

1.            Preamble. The text below is hereby added as the fifth WHEREAS clause in the preamble of the Trust Agreement:

“WHEREAS, if a Business Combination (as defined below) is not consummated by November 13, 2023, 18 months following the closing of the Offering, the board of directors of the Company (the “Board”) may extend such period by six (6) one-month periods, up to a maximum of 24 months in the aggregate following the closing of the Offering, by depositing the lesser of (a) 414,000 and (b) $0.045 per share issued at the Offering that have not been redeemed into the Trust Account no later than November 13, 2023 (the 18-month anniversary of the Offering, and each succeeding one-month anniversary through and up to May 13, 2024 (each, an “Applicable Deadline”); and”

2.            Section 1(i). Section 1(i) of the Trust Agreement is hereby amended and restated to read in full as follows:

“(i)	Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the board of directors of the Company or other authorized officer of the Company and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by the 18-month anniversary of the closing of the Offering or, in the event that the Company extended the time to complete the Business Combination for up to 24-months from the closing of the Offering but has not completed the Business Combination within the applicable monthly anniversary of the Closing, (“Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Stockholders as of the Last Date.”

3.            Section 1(n). Section 1(n) is hereby added to the Trust Agreement as follows:

(n)	Upon receipt of an extension letter (“Extension Letter”) substantially similar to Exhibit E hereto at least five business days prior to the Applicable Deadline, signed on behalf of the Company by an executive officer, and receipt of the dollar amount specified in the Extension Letter on or prior to the Applicable Deadline, to follow the instructions set forth in the Extension Letter.

4.            Exhibit E. Exhibit E is hereby added to the Trust Agreement as follows:

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004

Re:	Trust Account — Extension Letter

Gentlemen:

Pursuant to paragraph 1(m) of the Investment Management Trust Agreement between Monterey Capital Acquisition Corporation (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of May 10, 2022, (as amended, the “Trust Agreement”), this is to advise you that the Company is extending the time available in order to consummate a Business Combination with a target business for an additional one (1) month, from _______________ to ______________ (the “Extension”). Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline.

In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit $__________ or $__________ per public share, which will be wired to you, into the Trust Account investments upon receipt.

This is the _____ of up to _____ Extension Letters.

Very truly yours,

Monterey Capital Acquisition Corporation

___________________________________

Monterey Capital Acquisition Corporation

3.            All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

4.            This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

5.            This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(d) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

6.            This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS TRUSTEE

By:
Name:
Title: Vice President

MONTEREY CAPITAL ACQUISITION CORPORATION

By:
Name:
Title: Chief Executive Officer